Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS SECOND QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (August 10, 2015) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter and first half of 2015. The Company will host an investor conference call on Tuesday, August 11, 2015 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

Second Quarter Operating Results

Net income attributable to the Company’s stockholders totaled $2,228,100, or $0.15 per diluted share, for the quarter ended June 30, 2015, compared with $2,759,653, or $0.19 per diluted share, for the quarter ended June 30, 2014.

Total revenues declined to approximately $14.5 million in the second quarter of 2015, compared with approximately $16.9 million in the second quarter of 2014. The decrease in revenues was attributable to lower revenues in all three of the Company’s business segments.

Retail water revenues were approximately $6.2 million in the second quarter of 2015, compared with approximately $6.5 million in the prior-year period. While the volumes of water sold by the retail segment were comparable with prior-year levels, revenues declined due to a decrease in electricity prices from 2014 to 2015 that reduced the energy component of the Company’s retail water rates. Under the terms of the Company’s retail license, a portion of the rates it charges customers is adjusted upward or downward consistent with movements in the price the Company pays for electricity.

Bulk water revenues were approximately $8.2 million in the second quarter of 2015, compared with approximately $10.0 million in the year-earlier period. The decrease in bulk revenues was attributable to both the Bahamas and Cayman operations, where revenues decreased by approximately $1,266,000 and $437,000, respectively, from the prior-year period. The 2015 revenue decrease for bulk operations resulted from declines of 9% and 5% in the volumes of water sold by the Bahamas and Cayman operations, respectively, and significant decreases in the prices of diesel fuel and electricity from 2014 to 2015 that reduced the energy component of the Company’s bulk water rates. Lower volumes of water sold in the Bahamas reflected continuing water conservation and loss mitigation efforts by the Water and Sewerage Corporation of the Bahamas. Lower volumes of water sold in the Cayman Islands resulted from a decrease in demand from the Water Authority – Cayman (“WAC”).

Services segment revenues declined to $146,211 in the most recent quarter, compared with $466,381 a year earlier. The decrease was due to revenues generated in 2014 arising from contracts with the WAC to refurbish the Lower Valley Plant on Grand Cayman Island and to build a plant on Cayman Brac.

Consolidated gross profit was approximately $5.9 million (41% of total revenues) in the most recent quarter, versus approximately $6.4 million (38% of total revenues) in the 2014 quarter. Gross profit on retail revenues was unchanged at approximately $3.4 million (55% of retail revenues) in the three months ended June 30, 2015, compared with approximately $3.4 million (52% of retail revenues) in the year-earlier period. The improvement in retail gross profit margin as a percentage of revenues was due principally to energy costs in 2015 that were lower than those incurred in 2014. Gross profit on bulk revenues declined to approximately $2.6 million (31% of bulk revenues), compared with approximately $3.1 million (31% of bulk revenues) a year earlier. Total gross profit dollars from bulk operations decreased due to maintenance and repair expenses in the Bahamas in 2015 that exceeded those for 2014 by approximately $343,000 and, to a lesser extent, lower revenues in 2015. The services segment incurred a negative gross profit of ($66,537) in the second quarter of 2015, compared with a negative gross profit of ($80,008) in the prior-year quarter.

The retail segment contributed $744,062 and $536,481 to the Company’s income from operations in the second quarters of 2015 and 2014, respectively. The bulk segment contributed $2,141,427 to income from operations in the second quarter of 2015, compared with $2,744,877 in the prior-year quarter. The services segment incurred an operating loss of ($581,769) in the most recent quarter, versus an operating loss of ($692,473) in the second quarter of 2014. The services segment is expected to continue to incur losses from operations while the Company continues to fund the project development activities of its Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”), and/or until such time as significant new management services or plant construction contracts are obtained.

Consolidated general and administrative expenses (“G&A”) decreased to approximately $3.6 million in the 2015 quarter, compared with approximately $3.8 million a year earlier. The lower G&A expenses in the second quarter of 2015, relative to the second quarter of 2014, resulted from (1) a decrease in legal fees related to retail license negotiations in the Cayman Islands and (2) a slight reduction in project development expenses incurred by NSC.

Interest income decreased to $258,201 in the three months ended June 30, 2015, compared with $366,772 in the same 2014 quarter, due to interest earned on delinquent receivables in 2014.

The Company recognized earnings and profit sharing on its equity investment in Ocean Conversion (BVI) Ltd. (“OC-BVI”) of $84,943 in the second quarter of 2015, compared with $116,215 in the second quarter of 2014. The Company also recognized an impairment loss of $275,000 on its equity investment in OC-BVI during the second quarter of 2015 due to the declining cash flows projected from OC-BVI’s current contract for its Bar Bay plant.

Management Comments

“Overall revenues declined last quarter relative to the second quarter of 2014, primarily due to a reduction in energy-related charges that we pass through to our customers, which resulted from significantly lower prices for the energy we purchase from local electrical utilities and fuel suppliers,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “These lower energy prices also resulted in a comparable decline in our energy costs.”

“Retail segment gross profit remained consistent with the prior-year period on water volume deliveries that were comparable with the second quarter of 2014,” continued Mr. McTaggart. “Bulk segment gross profit declined by approximately $500,000 due primarily to higher maintenance expenses in our Bahamian operations, and, to a lesser extent, lower sales volumes in the Bahamas and Grand Cayman. Our bulk water customers in both of these markets have guaranteed to purchase the normal water production capacity of these plants. Therefore, variations in actual volumes delivered have a lesser impact on our bulk segment revenues than variations in energy prices.”

“In July 2015, the Water Authority – Cayman extended the operating contract for its 1.6 million gallon per day (“MGD”) North Sound plant for an additional two years and contracted with us to rehabilitate and upgrade this 14 year-old plant on Grand Cayman Island.  This rehabilitation work will continue through the end of 2015 and will be paid for by the WAC when completed.”

“Administrative expenses declined slightly during the most recent quarter on lower project development expenses related to our proposed 100 MGD project in Rosarito, Baja California, Mexico.  During this past quarter we met with the official committee established by the State of Baja, California to evaluate our proposal to answer questions relating to our March 2015 proposal to build and operate this seawater desalination facility. While we await the committee’s decision on our proposal, we continue to refine our technical and financial models for the project and during this quarter have obtained additional municipal and state-level permits and environmental approvals,” concluded Mr. McTaggart.

Six-Month Operating Results

Net income attributable to the Company’s stockholders increased 22% to $4,149,361, or $0.28 per diluted share, for the six months ended June 30, 2015, compared with $3,414,602, or $0.23 per diluted share, for the first half of 2014.

Total revenues were approximately $29.2 million in the first half of 2015, compared with approximately $33.3 million in the corresponding period of the previous year. The decrease in revenues was attributable to lower revenues in all three of the Company’s business segments.

Retail water revenues declined slightly to approximately $12.3 million in the six months ended June 30, 2015, compared with approximately $12.6 million in the prior-year period. The decrease in revenues was attributable to a decrease in electricity prices from 2014 to 2015 that reduced the energy component of the Company’s retail water rates.

Bulk water revenues declined to approximately $16.6 million in the six months ended June 30, 2015, compared with approximately $19.9 million in the year-earlier period. The decrease in bulk revenues was attributable to both the Bahamas and Cayman operations, where the volumes of water sold decreased 12% and 3%, respectively, from the prior-year period. Also, significant decreases in the prices of diesel fuel and electricity from 2014 to 2015 reduced the energy component of the Company’s bulk water rates.

Services segment revenues totaled $294,369 in the first half of 2015, compared with $742,294 a year earlier. The decrease was due to revenues generated in 2014 arising from contracts with the WAC to refurbish the Lower Valley Plant on Grand Cayman Island and to build a plant on Cayman Brac.

Consolidated gross profit declined to approximately $11.9 million (41% of total revenues) in the most recent six-month period, versus approximately $12.3 million (37% of total revenues) in the first half of 2014. Gross profit on retail revenues remained consistent at approximately $6.6 million (54% of retail revenues) in the six months ended June 30, 2015, compared with approximately $6.6 million (52% of retail revenues) in the year-earlier period. Gross profit on bulk revenues declined to approximately $5.5 million (33% of bulk revenues), compared with approximately $5.9 million (30% of bulk revenues) a year earlier. The services segment incurred a negative gross profit of ($203,266) in the first half of 2015, compared with a negative gross profit of ($139,359) in the prior-year period.

The retail segment contributed $1,197,874 and $829,839 to the Company’s income from operations in the first six months of 2015 and 2014, respectively. The bulk segment contributed $4,656,867 to income from operations in the first half of 2015, compared with $5,158,098 in the corresponding period of 2014. The services business segment incurred an operating loss of ($1,295,685) in the six months ended June 30, 2015, versus an operating loss of ($2,771,260) in the year-earlier period. The services segment is expected to continue to incur losses from operations while the Company continues to fund the project development activities of its Mexico subsidiary, NSC, and/or until such time as significant new management services or plant construction contracts are obtained.

Consolidated G&A declined to approximately $7.4 million in the 2015 period, compared with approximately $9.1 million a year earlier. The decrease in G&A expenses in the first half of 2015, relative to the 2014 period, resulted primarily from (1) a decrease in legal fees related to retail license negotiations in the Cayman Islands and (2) a $1,490,000 reduction in project development expenses incurred by NSC.

Interest income decreased to $491,783 in the six months ended June 30, 2015, compared with $539,704 in the 2014 period. Interest expense declined to $137,461 in the first half of 2015, versus $343,268 a year earlier. Interest expense for the 2014 period included the prepayment premium paid for the early redemption in February 2014 of the remaining outstanding balance on bonds payable and the amortization of the related bond discount and deferred issuance costs.

The Company recognized earnings and profit sharing on its equity investment in OC-BVI of $186,423 in the first half of 2015, compared with $190,954 in the first half of 2014. The Company also recognized impairment losses totaling $585,000 on its equity investment in OC-BVI during the six months ended June 30, 2015 due to the declining cash flows projected from OC-BVI’s current contract for its Bar Bay plant.

Cash Dividends

On July 31, 2015, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on July 1, 2015. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Tuesday, August 11, 2015 to discuss its operating results for the second quarter and first half of 2015, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 11:00 a.m. EDT on Tuesday, August 11, 2015.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Tuesday, August 18, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10070127, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$39,322,529	$35,713,689
Certificate of deposit	5,637,538	5,000,000
Restricted cash	473,283	456,083
Accounts receivable, net	9,143,006	11,773,744
Inventory	1,775,521	1,738,382
Prepaid expenses and other current assets	2,793,593	1,961,385
Current portion of loans receivable	1,783,145	1,726,310
Costs and estimated earnings in excess of billings - construction project	771,464	1,090,489
Total current assets	61,700,079	59,460,082
Property, plant and equipment, net	55,221,505	56,396,988
Construction in progress	1,677,824	1,900,016
Inventory, non-current	4,572,957	4,240,977
Loans receivable	4,704,856	5,610,867
Investment in OC-BVI	4,810,026	5,208,603
Intangible assets, net	849,856	927,900
Goodwill	3,499,037	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,464,191	2,656,937
Total assets	$160,058,755	$160,459,831

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,231,276	$5,962,015
Dividends payable	1,192,956	1,190,325
Demand loan payable	8,000,000	9,000,000
Total current liabilities	13,424,232	16,152,340
Other liabilities	224,827	224,827
Total liabilities	13,649,059	16,377,167
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 45,570 and 36,840 shares, respectively	27,342	22,104
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,740,605 and 14,715,899 shares, respectively	8,844,363	8,829,539
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued	-	-
Additional paid-in capital	84,159,579	83,779,292
Retained earnings	50,934,385	49,000,621
Cumulative translation adjustment	(523,002)	(482,388)
Total Consolidated Water Co. Ltd. stockholders' equity	143,442,667	141,149,168
Non-controlling interests	2,967,029	2,933,496
Total equity	146,409,696	144,082,664
Total liabilities and equity	$160,058,755	$160,459,831

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Retail revenues	$6,152,185	$6,499,257	$12,287,823	$12,612,218
Bulk revenues	8,187,273	9,966,194	16,569,589	19,925,930
Services revenues	146,211	466,381	294,369	742,294
Total revenues	14,485,669	16,931,832	29,151,781	33,280,442

Cost of retail revenues	2,771,598	3,119,483	5,648,386	6,050,859
Cost of bulk revenues	5,633,381	6,895,914	11,082,893	14,007,459
Cost of services revenues	212,748	546,389	497,635	881,653
Total cost of revenues	8,617,727	10,561,786	17,228,914	20,939,971
Gross profit	5,867,942	6,370,046	11,922,867	12,340,471
General and administrative expenses	3,564,222	3,781,161	7,363,811	9,123,794
Income from operations	2,303,720	2,588,885	4,559,056	3,216,677

Other income (expense):
Interest income	258,201	366,772	491,783	539,704
Interest expense	(67,929)	(47,530)	(137,461)	(343,268)
Profit sharing income from OC-BVI	22,275	30,375	48,600	50,625
Equity in earnings of OC-BVI	62,668	85,840	137,823	140,329
Impairment of investment in OC-BVI	(275,000)	-	(585,000)	-
Other	27,980	(117,804)	(147,107)	80,493
Other income (expense), net	28,195	317,653	(191,362)	467,883
Net income	2,331,915	2,906,538	4,367,694	3,684,560
Income attributable to non-controlling interests	103,815	146,845	218,333	269,958
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,228,100	$2,759,693	$4,149,361	$3,414,602

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.15	$0.19	$0.28	$0.23
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.15	$0.19	$0.28	$0.23
Dividends declared per common share	$0.075	$0.075	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,736,057	14,698,499	14,727,455	14,692,654
Diluted earnings per share	14,793,298	14,760,159	14,780,269	14,764,058

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$2,331,915	$2,906,538	$4,367,694	$3,684,560
Other comprehensive income (loss)
Foreign currency translation adjustment	(7,202)	(64,110)	(42,751)	36,346
Total other comprehensive income (loss)	(7,202)	(64,110)	(42,751)	36,346
Comprehensive income	2,324,713	2,842,428	4,324,943	3,720,906
Comprehensive income attributable to non-controlling interests	103,454	143,639	216,195	271,775
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$2,221,259	$2,698,789	$4,108,748	$3,449,131